EXHIBIT 99.1

Atrium Companies, Inc. Announces Record Financial Results
for the Third Quarter Ended September 30, 2003

DALLAS, TX, October 28, 2003 — Atrium Companies, Inc. (“Atrium” or the “Company”), one of the largest non-wood window manufacturers in the United States, today announced its unaudited financial results for the third quarter and year-to-date period ended September 30, 2003. Selected financial results are set forth in the table at the end of this press release and the Company’s definitive results will be included in Atrium’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission (the “SEC”) no later than Friday, November 14, 2003.

The following is a summary of Atrium’s financial highlights for the third quarters and year-to-date periods ended September 30, 2003 and 2002 (the results of MD Casting, Inc. and Danvid Window Company are included since their date of acquisition, January 31, 2003 and April 1, 2003, respectively):

•	Net sales increased $22.1 million, or 15.3%, to $166.9 million during the third quarter of 2003 from $144.8 million during the third quarter of 2002, while net sales for the year-to-date period increased $36.0 million, or 8.9%, to $442.2 million during 2003 from $406.2 million during 2002.

•	Gross profit totaled $55.0 million (32.9% of net sales) during the third quarter of 2003 compared to $48.8 million (33.7% of net sales) during the third quarter of 2002, while gross profit for the year-to-date period totaled $142.5 million (32.2% of net sales) during 2003 compared to $133.1 million (32.8% of net sales) during 2002.

•	Net income totaled $10.9 million during the third quarter of 2003 compared to $7.9 million during the third quarter of 2002, while net income for the year-to-date period totaled $17.8 million during 2003 compared to $10.5 million during 2002.

•	EBITDA totaled $24.8 million (14.9% of net sales) during the third quarter of 2003 compared to $21.4 million (14.8% of net sales) during the third quarter of 2002, representing an increase of 16.0%, while EBITDA for the year-to-date period totaled $57.9 million (13.1% of net sales) during 2003 compared to $53.9 million (13.3% of net sales) during 2002, representing an increase of 7.2%.

•	As of September 30, 2003, the Company had total liquidity of $56.0 million, including cash of $4.1 million, availability under its $47.0 million revolving credit facility of $42.9 million (net of outstanding letters of credit totaling $4.1 million) and availability under its $50.0 million accounts receivable securitization facility of $9.0 million (net of advances of $33.2 million and $7.8 million currently unavailable due to borrowing base limitations).

“We are pleased to announce our third quarter financial results, as we saw significant dollar improvement in every major income statement category. Net sales increased 15.3%, EBITDA increased 16% and EBITDA as a percentage of net sales was just shy of 15%. In addition, EBITDA exceeded our previous estimates provided during the second quarter conference call,” stated President and Chief Executive Officer, Jeff L. Hull.

“As discussed in a recent press release, we completed the acquisition of a screen manufacturer on October 1st, in addition to the two acquisitions completed during the first and second quarters. Although not included in these financial results, the addition of this business unit enhances the existing business through continued vertical integration. EBITDA contributed from acquisitions (completed prior to the end of the third quarter) totaled approximately $700,000 during the third quarter and $1.8 million during the year-to-date period,” added Mr. Hull.

The results for the third quarter and year-to-date period ended September 30, 2003 discussed herein are preliminary and subject to completion of the annual audit by Atrium’s independent public accountants. We can provide no assurance that these results will not be subject to adjustment or reclassification upon completion of the audit.

Atrium will hold a conference call at 10:30 a.m. (central) on Wednesday, October 29, 2003 to discuss its third quarter and year-to-date results. The call-in number is (888) 549-5523 (reference “Atrium Update”). A replay will be available at 5:30 p.m. (central) on October 29, 2003 and will run until 11:59 p.m. (central) on November 12, 2003. The replay call-in number is (800) 475-6701, access code 704601.

Atrium, based in Dallas, Texas, is one of the largest non-wood window manufacturers in the United States, with annual net sales of approximately $600 million, over 5,500 employees and 54 manufacturing facilities and distribution centers in 22 states and Mexico.

Atrium Companies, Inc.
Unaudited selected historical financial results
(dollars in millions)

	Third Quarter Ended September 30,

	2003	2002

Net sales	$166.9	$144.8
Gross profit	55.0	48.8
Net income	10.9	7.9
EBITDA	24.8	21.4

	Year-to-Date Period Ended September 30,

	2003	2002

Net sales	$442.2	$406.2
Gross profit	142.5	133.1
Net income	17.8	10.5
EBITDA	57.9	53.9

The reconciliation of net income (in accordance with GAAP) to EBITDA (as defined below) is summarized as follows (dollars in millions):

	Third Quarter Ended September 30,

	2003	2002

Net income	$10.9	$7.9
Interest expense	8.3	8.9
Securitization expense	0.4	0.3
Income taxes	0.3	0.3
Depreciation and amortization	4.4	3.9
Stock compensation expense	0.1	0.1
Special charges	0.4	—

EBITDA	$24.8	$21.4

	Year-to-Date Period Ended September 30,

	2003	2002

Net income	$17.8	$10.5
Interest expense	25.0	26.9
Securitization expense	0.9	0.9
Income taxes	0.6	0.5
Depreciation and amortization	12.6	10.9
Stock compensation expense	0.6	0.3
Special charges	0.4	3.9

EBITDA	$57.9	$53.9

EBITDA, for purposes of this press release, is defined as earnings before interest, securitization expense, income taxes, depreciation and amortization, stock compensation expense and special charges. While we do not intend for EBITDA to represent cash flow from operations as defined by GAAP and we do not suggest that you consider it as an indicator of operating performance or an alternative to cash flow or operating income (as measured by GAAP) or as a measure of liquidity, we include it herein to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. We believe EBITDA provides investors and analysts in the building materials industry the necessary information to analyze and compare our historical results on a comparable basis with other companies on the basis of operating performance, leverage and liquidity. However, as EBITDA is not defined by GAAP, it may not be calculated on the same basis as other similarly titled measures of other companies within the building materials industry.

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested herein due to certain risks and uncertainties including, without limitation, operating risks. Those and other risks are described in Atrium’s filings with the SEC made over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company’s Chief Financial Officer.